UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2010

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda
(State or Other Jurisdiction of Incorporation)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On March 8, 2010, PartnerRe Ltd. (the “Company”) announced its initial estimates of expected claims relating to the recent earthquake in Chile and European Windstorm Xynthia. The Company expects that estimated total insured industry losses from the M8.8 earthquake in Chile, which occurred on February 27, 2010, to be in the range of approximately $6 billion - $10 billion. Within this context, the Company expects its claims relating to the earthquake will be between $220 million - $320 million pre-tax and are expected to be contained primarily within the Global Property & Casualty, Catastrophe and PARIS RE sub-segments.

The Company’s loss estimate is net of reinstatement premium and retrocession. It is based on a top down analysis as well as on model output, the assessment of individual treaties and client data, and is consistent with the its market position in the region. This estimate is preliminary, as there is limited actual loss data.

European Windstorm Xynthia, which struck Europe over the weekend of February 27-28, 2010, is estimated to have caused industry losses in the range of $2 billion - $4 billion, having swept across several European countries including Portugal, Spain, France, Belgium, the Netherlands, Luxembourg, and Germany. The Company expects its claims relating to Windstorm Xynthia will be between $40 million - $70 million pre-tax and are expected to be contained primarily within the Catastrophe and PARIS RE sub-segments. This estimate is net of reinstatement premium and retrocession.

As noted above, at the time of making the estimates there was limited actual loss data.  Accordingly, the estimates were based mainly on industry loss estimates noted above, output from industry and proprietary models and a review of in-force contracts. Actual losses may vary materially from these estimates.

The Company’s actual losses from the Chilean earthquake and European Windstorm Xynthia may exceed its estimates as a result of, among other things, an increase in insured industry loss estimates, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of its estimates the Company assumed would not be exposed, in which case its financial results could be further materially adversely affected.

Item 9.01         Financial Statements and Exhibits

(d)      Exhibits.

Exhibit No.	Description

99.1	Press Release of PartnerRe Ltd., dated March 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)
Date:	March 10, 2010	By:	/s/ Amanda E. Sodergren
			Name:	Amanda E. Sodergren
			Title:	Chief Legal Counsel

Index to Exhibits

Exhibit No.	Description

99.1	Press Release of PartnerRe Ltd., dated March 8, 2010